PROSPECTUS SUPPLEMENT NO. 1 TO PROSPECTUS DATED OCTOBER 17, 2005

Filed pursuant to Rule 424(b)(3)

Under the Securities Act of 1933, as amended

(REGISTRATION STATEMENT NO. 333-128310)

PROSPECTUS SUPPLEMENT NO. 1 DATED November 29, 2006

(To Prospectus Dated October 17, 2005)

IMMUNOMEDICS, INC.

This is a supplement (“Prospectus Supplement No. 1”) to our prospectus, dated October 17, 2005 (the “Prospectus”), relating to the offer and sale by certain selling securities holders of (i) an aggregate of up to $37,675,000 principal amount of our 5% senior convertible notes due May 1, 2008 (the “5% Notes”), (ii) warrants (the “Warrants”) to purchase up to 2,878,144 shares of our common stock and (iii) up to 17,257,915 shares of our common stock issuable upon conversion of the 5% Notes and exercise of the Warrants and up to 2,940,630 shares of common stock which may be issued and paid in lieu of cash, at our option, as interest on the 5% Notes.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

On October 31, 2006, Promethean II Master, L.P. acquired from HFTP Investments LLC a 5% Note in the aggregate principal amount of $892,088 and a Warrant to acquire an aggregate of 68,150 shares of our common stock. The following table amends and supplements, as of November 1, 2006, the information set forth in the Prospectus under the caption “Selling Securities Holders” by adding the disclosure for Promethean II Master, L.P., and with respect to HFTP Investments LLC, the information contained herein supersedes the information contained in the Prospectus:

Securities Holder Name	5% Notes $	Registered		Total Number Shares Owned	Percent Shares Owned	Shares of Remaining if All Registered are Sold
		Warrant	Shares (1)
Promethean II Master, L.P.	892,088	68,150	408,641	408,641(2)	0.7%(2)	0
HFTP Investments LLC	1,161,288	237,427	1,423,653	1,423,653(2)	2.4%(2)	0

(1)	Includes shares underlying the 5% Notes and shares underlying the Warrants.
(2)	Promethean Asset Management, LLC, a New York limited liability company (“Promethean”), serves as investment manager to each of Promethean II Master, L.P. (“Promethean II Master”) and HFTP Investments LLC (“HFTP”) and may be deemed to share beneficial ownership of the shares beneficially owned by Promethean II Master and HFTP. Promethean disclaims beneficial ownership of the shares beneficially owned by Promethean II Master and HFTP. Mr. James F O’Brien, Jr. indirectly controls Promethean. Mr. O’Brien disclaims beneficial ownership of the shares beneficially owned by Promethean, Promethean II Master and HFTP. Each of HFTP and Promethean II Master has advised Immunomedics that (i) it is not a broker-dealer, (ii) it does not control and is not controlled by a registered broker-dealer, (iii) it is an affiliate of a registered broker-dealer due solely to its being under common control with a registered broker-dealer, (iv) the broker-dealer that is an affiliate of such selling stockholder was not involved in the acquisition of the securities, and will not be involved in the ultimate sale, of the securities, (v) it acquired the securities in the ordinary course of its business, and (vi) at the time such selling stockholder acquired the securities, it was not a party to any agreement or other understanding to distribute the securities, directly or indirectly. The beneficial ownership information for each of Promethean II Master and HFTP does not include shares beneficially held by the other that each may be deemed to beneficially own. The percent of shares owned is based on 57,538,031 shares of Immunomedics, Inc. common stock outstanding as of November 3, 2006.

The information contained in this Prospectus Supplement No. 1 supplements and supersedes, in relevant part, the information contained in the Prospectus. This Prospectus Supplement No. 1 is incorporated by reference into, and should be read in conjunction with, the Prospectus, and is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

The Prospectus, together with this Prospectus Supplement No. 1, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the common stock issuable upon conversion or exercise of the 5% Notes or Warrants. All references in the Prospectus to “this prospectus” are amended to read “this prospectus (as supplemented and amended).”

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 9 OF THE PROSPECTUS BEFORE PURCHASING ANY OF THE SECURITIES OFFERED.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT NO. 1. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 1 is November 29, 2006